Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-183290 and 333-176438) of American Midstream Partners, LP of our report dated June 28, 2013, with respect to the combined financial statements of High Point Gas Transmission, LLC and High Point Gas Gathering, LLC as of December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, which appears in this form 8-K/A filed with the Securities and Exchange Commission on June 28, 2013.

/s/ UHY LLP
Houston, Texas
June 28, 2013